Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Amended and Restated 2002 Employee Stock Purchase Plan and the Amended and Restated 2011 Stock Incentive Plan of CEVA, Inc. (the “Company”) of our reports dated March 10, 2017, with respect to the Company’s consolidated financial statements for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 10, 2017.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

August 10, 2017